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FORM 4
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
    NELSON           S.             JAMES          CAL DIVE INTERNATIONAL, INC. "CDIS"          to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
    (Last)        (First)          (Middle)    3. IRS or Social Security  4. Statement for      ---               ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
  3016 Amherst Street                             Person (voluntary)         August 2002        ---         title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
   Houston         Texas            77005                                    Date of Original
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                                  Vice Chairman

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-  3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-     7. Nature
    (Instr. 3)                     action     tion         or Disposed of (D)           curities Benefi-    ship          of In-
                                   Date       Code         (Instr. 3, 4 and 5)          cially Owned at     Form:         direct
                                              (Instr. 8)                                End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/       ------------------------------------                          Indirect      Owner-
                                   Year)      Code    V     Amount  (A) or   Price                          (I)           ship
                                                                    (D)                                     (Instr. 4)    (Instr. 4)
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   CAL DIVE INTERNATIONAL, INC.    8/2/02       P     V     10,000  (A)       16.60         90,000             D            N/A
          COMMON STOCK
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                (Print or Type Responses)



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FORM 4 (CONTINUED)

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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    N/A
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:
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The filing of this statement shall not be deemed an admission that the undersigned is, for purposes of
Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise, the owner of any equity securities covered by this statement.

                                /s/ S. JAMES NELSON                  8/7/02
                               -------------------------------   --------------
                               **Signature of Reporting Person         Date


      **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:     File three copies of this Form, one of which must be manually signed. If space is insufficient,
          See Instruction 6 for procedure.